Exhibit 5.1

1221 Peachtree Street, N.E. • Suite 400 • Atlanta, Georgia 30361

Telephone: +1.404.521.3939 • jonesday.com

March 19, 2026

Bunge Global SA

Bunge Limited Finance Corp.

c/o Bunge Global SA

1391 Timberlake Manor Parkway

St. Louis, Missouri 63017

Re:	$500,000,000 aggregate principal amount of 4.800% Senior Notes due 2033 and $700,000,000 aggregate principal amount of 5.150% Senior Notes due 2036 of Bunge Limited Finance Corp.

Ladies and Gentlemen:

We are acting as counsel for Bunge Limited Finance Corp., a Delaware corporation (the “Issuer”), and Bunge Global SA, a stock corporation (Aktiengesellschaft) incorporated under the laws of Switzerland (the “Guarantor”), in connection with the issuance and sale of $500,000,000 aggregate principal amount of 4.800% Senior Notes due 2033 and $700,000,000 aggregate principal amount of 5.150% Senior Notes due 2036 (collectively, the “Notes”) and the full and unconditional guarantees of the Notes (the “Guarantees”) by the Guarantor, pursuant to the Underwriting Agreement, dated March 17, 2026, by and among the Issuer, the Guarantor and SMBC Nikko Securities America, Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, acting as representatives of the several underwriters named therein. The Notes and the Guarantees are to be issued pursuant to an indenture, dated September 17, 2024 by and among the Issuer, the Guarantor and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented by the Fourth Supplemental Indenture, dated March 19, 2026 (as so supplemented, the “Indenture”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	The Notes constitute valid and binding obligations of the Issuer.

2.	The Guarantees constitute valid and binding obligations of the Guarantor.

For purposes of the opinions expressed herein, we have assumed that (i) the Trustee has authorized, executed and delivered the Indenture, (ii) the Notes have been duly authenticated by the Trustee in accordance with the Indenture and (iii) the Indenture is the valid, binding and enforceable obligation of the Trustee.

AMSTERDAM  •  ATLANTA • BEIJING • BOSTON • BRISBANE  •  BRUSSELS  •  CHICAGO • CLEVELAND  •  COLUMBUS  •  DALLAS
DETROIT  •  DUBAI  •  DÜSSELDORF • FRANKFURT • HONG KONG • HOUSTON • IRVINE • LONDON • LOS ANGELES • MADRID
MELBOURNE  •  MEXICO CITY  •  MIAMI  •  MILAN  •  MINNEAPOLIS  •  MUNICH  •  NEW YORK • PARIS • PERTH • PITTSBURGH
SAN DIEGO • SAN FRANCISCO • SÃO PAULO • SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

Bunge Global SA

Bunge Limited Finance Corp.

March 19, 2026

For purposes of our opinions set forth above, we have assumed that (i) the Guarantor is a stock corporation existing and in good standing Swiss law (the “Jurisdiction”); (ii) the Indenture and the Guarantees of the Guarantor (a) have been authorized by all necessary corporate power of the Guarantor and (b) have been executed and delivered by the Guarantor under the laws of the Jurisdiction; and (iii) the execution, delivery, performance and compliance with the terms and provisions of the Indenture and the Guarantees of the Guarantor do not violate or conflict with the laws of the Jurisdiction, the provisions of the articles of association and organizational regulations of the Guarantor or any rule, regulation, order, decree, judgment, instrument or agreement binding upon or applicable to the Guarantor or its respective properties.

The opinions expressed herein are limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights and remedies generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

For purposes of our opinions insofar as they relate to the Guarantor, we have assumed that the obligations of the Guarantor under the Guarantees are, and would be deemed by a court of competent jurisdiction to be, in furtherance of its corporate or other entity purposes, or necessary or convenient to the conduct, promotion or attainment of the business of the Guarantor and will benefit the Guarantor, directly or indirectly.

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Issuer, the Guarantor and others. The opinions expressed herein are limited to the (i) laws of the State of New York and (ii) the General Corporation Law of the State of Delaware, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Guarantor and incorporated by reference into the Registration Statement on Form S-3 (Registration No. 333-282003) (the “Registration Statement”), filed by the Issuer and the Guarantor to effect the registration of the Notes and the Guarantees under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day